Exhibit 10.1

February 28, 2006

Mr. Peter Bell

c/o The Wing Sail Company

14707 Le Grande Drive

Addison, TX 75001

Re:    October 1, 2005 Stock Purchase Agreement (“Agreement”) with Earth Biofuels, Inc.

Dear Mr. Bell:

This letter agreement (herein so called) is intended to supplement the provisions of the referenced Agreement.

In order to effect a closing of the transaction contemplated by the Agreement, the parties agree to the following:

1.               The Wing Sail Company (“Wing Sail”) has provided financial statements which are deemed sufficient for purposes of effecting a closing of the transaction contemplated by the Agreement (the “Financial Statements”).

2.               The net worth of Wing Sail (as reflected in the Financial Statements) for purposes of determining the number of restricted shares of Earth Biofuels, Inc. (“Buyer”) to be delivered to Mr. Peter Bell, as seller (“Seller”), is agreed to be $333,390. Accordingly, the net worth is 55.56% of the target net worth of $600,000 (calculated as $333,390 ÷ $600,000 = .5556).

3.               The number of shares of Buyer (the “Closing Shares”) to be delivered to Seller at closing is 6,667,800 (calculated as 12,000,000 x ..5556 = 6,667,800).

4.               Provided that the remaining terms of this letter agreement have been satisfied, as acknowledged in a writing to such effect executed by Buyer, Buyer shall deliver the Closing Shares to Seller within 2 business thereafter.

5.               The Wing Sail payable to Colin Bell (in the amount of approximately $140,000) shall have been paid in full and Colin Bell shall have delivered to Buyer a writing to the effect that such amount has been “paid in full.”  Also, the Wing Sail payable to Peter Bell (in the amount of approximately $60,000) shall have been paid in full and Peter Bell shall have delivered to Buyer a writing to the effect that such amount has been “paid in full.”

6.               All Wing Sail accounts payable that are more than 90 days past due, as reflected in the Financial Statements as of September 30, 2005 and/or other records of Wing Sail since the date of such Financial Statements, shall have been paid in full. If such accounts payable have not paid in full, the amount of such accounts

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payable shall be offset against amounts due under the promissory note set forth in the following numbered paragraph. Wing Sail shall provide a full accounting of all expenses from January 1, 2006 to date (that are not reflected in the Financial Statements), which have been charged to Wing Sail. The full amount of such expenses shall be offset against amounts due under the promissory note set forth in the following numbered paragraph. Wing Sail shall have properly accounted (in the sole discretion of Buyer) for disposition of the $277,000 amount paid to Wing Sail by the United States Treasury. Any amount of such payment which has not been properly so accounted for, shall be offset against amounts due under the promissory note set forth in the following numbered paragraph.

7.               Wing Sail shall have prepared and executed a promissory note payable to Seller in the principal amount of $150,000, upon terms satisfactory to Buyer.

8.               Wing Sail shall have opened a new bank account with JP Morgan Chase, for which the sole signatories shall be Dennis McLaughlin, as Chairman, and Tommy Johnson, as Director.

9.               The signatories for all Wing Sail bank accounts (including those at NetBank) shall have been changed to include only Dennis McLaughlin, as Chairman, and Tommy Johnson, as Director.

10.         The balances in all Wing Sail bank accounts (including those at NetBank) shall have been transferred to the new JP Morgan Chase account. Following a transition period determined by Dennis McLaughlin and Tommy Johnson, the NetBank account shall be closed.

11.         Wing Sail shall provide to Buyer, a “snapshot” of NetBank account balances as of February 10, 2006, and as of February 13, 2006.

12.         Wing Sail shall have executed and delivered to all Wing Sail creditors, written notice that all future payments from such creditors are to be directed to the new JP Morgan Chase account, accompanied by wire transfer instructions.

13.         This letter agreement shall serve as the form of settlement statement contemplated by section 2.2(c) of the Agreement.

14.         Section 3.3 of the Agreement is deleted in its entirety.

15.         Peter Bell hereby resigns as an officer and director of Wing Sail.

16.         The parties agree that within a reasonable time following the execution of this letter agreement (but no later than March 1, 2006), Wing Sail will offer an employment agreement to Peter Bell on substantially the following terms:  two-year term commencing October 1, 2005, at an annual salary of $80,000; commission structure premised upon growth in annual net profits of Wing Sail; noncompetition provision appropriate for a sale of Wing Sail to Buyer.

This letter agreement shall be governed by the laws of the State of Texas.

If the foregoing represents the substance of our agreement, please so indicate by signing in the space provided below and providing an executed copy to my attention.

Sincerely,

Tommy Johnson
Earth Biofuels, Inc.

AGREED:

Peter Bell, individually

The Wing Sail Company

By:
Peter Bell
Chief Executive Officer